DataMirror Corporation
Voting Results Annual Meeting of Shareholders
June 10, 2004

Resolution # 1 - Election of Directors

On a show of hands, the Chairman declared that the shareholders ratified the election of directors for all nominees listed below:

P. Kirk Dixon

Donald L. Lenz

Bryan E. Plug

Keith Powell

Nigel W. Stokes

E. Herman Wallenburg

Donald Woodley

Resolution # 2 - Appointment of Auditors

On a show of hands, the Chairman declared that the shareholders ratified the appointment of Ernst & Young LLP as auditors of the corporation.